NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS STRONG FINANCIAL AND OPERATING RESULTS AND RECORD PRODUCTION FOR 2009

HOUSTON, Texas – February 12, 2010 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for both the fourth quarter and full-year 2009. Highlights for 2009 include:

•	Record natural gas and crude oil production of 180.1 Bcfe, an increase of 24 percent, or 26 percent on a per share basis, over 2008
•	Operating cash flow(1) of $637.6 million
•	Earnings of $282.2 million, or $1.86 per diluted share – adjusted
•	Superior returns in 2009 (adjusted): 70 percent cash flow margin(3), 31 percent net income margin(2),18 percent return on capital employed, and 32 percent return on equity

Total natural gas and crude oil production for the year-ended December 31, 2009 increased 24 percent, or 26 percent on a per share basis, to a record high of 180.1 billion cubic feet equivalent (Bcfe) compared to production of 145.3 Bcfe for 2008. This is the largest annual production level ever achieved by Ultra Petroleum. For 2009, production is comprised of 172.2 billion cubic feet (Bcf) of natural gas and 1.3 million barrels of condensate.

Ultra Petroleum reported operating cash flow(1) of $637.6 million for the year-ended December 31, 2009. Adjusted net income was $282.2 million, or $1.86 per diluted share for 2009. The reported net loss of $451.1 million included a non-cash ceiling test write-down ($673.0 million net of taxes) of the company’s carrying value of natural gas and oil properties stemming from significantly lower natural gas and condensate prices at the end of the first quarter of 2009 as well as unrealized mark-to-market losses on the company’s commodity derivative contracts ($60.3 million net of taxes). These unrealized losses are typically excluded by the investment community in published estimates.

“Margins do matter in the oil and gas industry. Over the past four years, Ultra has sustained healthy operating cash flow margins averaging 72 percent and net income margins averaging 37 percent. These outstanding margins were achieved in a widely fluctuating commodity price environment,” commented Michael D. Watford, Chairman, President and Chief Executive Officer. “We have the dominant position in a world-class asset that we operate at a very low cost, which provides us with a competitive advantage in the consistency and sustainability of our growth and returns. We intend to replicate these superior returns as we continue to grow our position in the Marcellus,” Watford added.

Ultra Petroleum Corp.	Page 1 of 10
2009 Results

For the year-ended December 31, 2009, Ultra Petroleum’s average realized natural gas price was $4.88 per thousand cubic feet (Mcf), including realized gains and losses on commodity derivatives. Excluding those realized gains and losses on commodity derivatives, the company’s average price realized for natural gas was $3.49 per Mcf. The average condensate price realized by the company in 2009 was $49.80 per barrel (Bbl).

Natural gas and crude oil production for the fourth quarter ended December 31, 2009 increased 17 percent to 47.6 Bcfe compared to 40.6 Bcfe in the fourth quarter 2008. This is the largest quarterly production level ever achieved by Ultra Petroleum. For the fourth quarter of 2009, production is comprised of 45.7 Bcf of natural gas and 329.3 thousand barrels of condensate.

Operating cash flow(1) for the fourth quarter 2009 was $172.2 million. Adjusted earnings for the period ended December 31, 2009 were $78.5 million or $0.51 per diluted share.

In the fourth quarter of 2009, Ultra Petroleum’s average realized natural gas price was $4.86 per Mcf, including realized gains and losses on commodity derivatives. Excluding those realized gains and losses on commodity derivatives, the company’s average price realized for natural gas was $4.20 per Mcf. The average condensate price realized by the company in the fourth quarter of 2009 was $65.97 per Bbl.

Wyoming - Operational Highlights

For the year-ended December 31, 2009, Ultra Petroleum drilled 222 gross (113.9 net) wells. The company continues to make significant progress in improving drilling efficiencies. In Pinedale, the company averaged 20 days per well spud to total depth (TD) as compared to its average of 24 days in 2008. This is a 17 percent improvement over 2008. Ultra’s new measure of success is the number of wells drilled in less than 20 days from spud to TD. In 2009, 73 percent of the wells were drilled in under 20 days as compared to 27 percent of the wells in 2008. During the fourth quarter of 2009, Ultra set a new Pinedale record in drilling time from spud to TD of 13,500 feet in 11 days. Largely as a result of improved drilling times, pad well costs continue to decrease year-over-year. For the full-year 2009, pad well costs decreased to $5.0 million, as compared to $5.5 million for full-year 2008.

Improving Efficiencies
	2006	2007	2008	2009
Spud to TD (days)	61	35	24	20
Rig release to rig release (days)	79	48	32	24
% wells drilled < 20 days	0%	2%	27%	73%
Well cost – pad ($MM)	$7.0	$6.2	$5.5	$5.0

The average estimated ultimate recovery (EUR) of the Ultra-operated wells completed in 2009 significantly exceeded those completed in 2008. All of Ultra’s-operated rigs remain in the better parts of the Pinedale field where the wells are more productive, leading to higher average per-well reserve estimates. The table below details the increase in average EUR of Ultra-operated wells completed, by quarter, since 2008.

Ultra Petroleum Corp.	Page 2 of 10
2009 Results

Ultra-Operated Average EUR (Bcfe)
	Q1	Q2	Q3	Q4
2008	4.1	3.2	4.4	6.7
2009	6.2	6.9	6.4	6.4

The company continues to expand its resource assessment in the Pinedale Anticline. In 2009, Ultra brought on-line 16 delineation wells. The EUR of these delineation wells averaged 26 percent higher than the pre-drill reserve estimates determined by the company’s independent third-party reserve engineering firm.

The company brought on-line nine five-acre wells in 2009. Results from the company’s five-acre pilot program continue to demonstrate that significant incremental reserves will be recovered from 5-acre wells. Ultra plans to continue conducting 5-acre pilots in 2010 in order to gain more data to support increased density drilling in Pinedale.

“We have a great team of folks executing daily on our legacy Wyoming assets with consistently improving results,” stated Watford.

Pennsylvania - Operational Highlights

During 2009, Ultra drilled 37 gross (22.5 net) wells in Pennsylvania. The company’s first production in the Marcellus program began in July 2009, and by year-end 13 wells were producing. Initial production (IP) rates for the producing wells average 7,500 Mcf per day with an average lateral length of just over 3,800 feet. Preliminary estimated ultimate recoveries affirm Ultra’s 3.75 Bcfe type-curve, with some preliminary EURs exceeding 6.0 Bcfe. The cost to drill and complete a horizontal Marcellus well during 2009 was $3.5 million.
The company’s four pipeline interconnects to major interstate pipelines remain well ahead of the drilling campaign. By mid-year this interconnect capacity is expected to exceed 560 MMcf per day.

The company began 2009 with 288,000 gross (152,000 net) acres in the Marcellus. Through a combination of land acquisitions, trades and swaps Ultra increased its holdings to 326,000 gross (169,000 net) acres by year-end. On December 21, 2009, Ultra announced that it had signed a purchase and sale agreement to acquire approximately 160,000 gross (80,000 net) acres in the Marcellus Shale. Upon closing of the acquisition in late February 2010, the company will hold approximately 486,000 gross (249,000 net) acres. With the acquisition, the company’s core position in Tioga, Bradford, Lycoming, and Potter counties in north-central Pennsylvania will expand to include the adjacent counties of Clinton and Centre.

“In 2009, we initiated our horizontal Marcellus activity with above expectation results. Accordingly, we believe that we have substantially de-risked our Marcellus acreage due to these results. Well performance is improving along with our returns. Of the horizontal wells that we have completed so far, IP rates have ranged from over 3,400 Mcf per day to 10,400 Mcf per day, including two wells that are producing over 7,500 Mcf per day after 30 days. Examining our early wells, the first six have 30-day production averaging over 3,000 Mcf per day with the next seven wells averaging over 5,700 Mcf per day. In 2010, our Marcellus development program will expand with a drilling program exceeding 110 wells. In addition, our Marcellus production will access the traditionally higher value natural gas markets in the Northeast,” stated Watford.

Ultra Petroleum Corp.	Page 3 of 10
2009 Results

Hedges – Derivative Contracts

The total volume of commodity derivative contracts for 2010 is 98.3 Bcf at an average price of $5.49 per Mcf. In 2011, the total volume is 73.0 Bcf at an average price of $5.61 per Mcf.

“Our hedge position for 2010 and 2011 underpins our excellent economics in Wyoming. These hedged volumes along with our 73 Bcf of annual firm transportation on Rockies Express, accessing Northeast markets, create a solid foundation for financial success,” stated Watford.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure.

	Total Volume	Average Price per Mcf
	(Bcf)	at Point of Sale
Q1 2010	21.6	$5.51Mcf
Q2 2010	26.4	$5.48Mcf
Q3 2010	26.7	$5.48Mcf
Q4 2010	23.6	$5.50Mcf
Total 2010	98.3	$5.49Mcf

Q1 2011	18.0	$5.61Mcf
Q2 2011	18.2	$5.61Mcf
Q3 2011	18.4	$5.61Mcf
Q4 2011	18.4	$5.61Mcf
Total 2011	73.0	$5.61Mcf

Natural Gas Marketing Update

The table below provides a historical and future perspective on average annual basis differentials for Wyoming natural gas (NW Rockies) and premium markets in the Northeast (Dominion South). It illustrates the permanent tightening in the basis differential that occurred in 2009 and is expected to continue as reflected in the future natural gas strip. One of the primary reasons the basis differential significantly tightened in 2009 is due to the Rockies Express Pipeline (REX) being placed in-service during the year. REX delivers 1.8 Bcf per day of natural gas from the Rockies into the Northeast. The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	2006	2007	2008	2009	2010 YTD	2010 Balance	2011	2012
NW Rockies	78	58	69	77	98	94	94	93
Dominion South	104	105	105	107	106	103	103	102

Ultra Petroleum Corp.	Page 4 of 10
2009 Results

“Ultra’s total revenue mix will dramatically shift in 2010, with half being priced outside the Rockies. In previous years, 100 percent of our revenues were based upon Opal natural gas prices. Simply stated, we were a Rockies price taker. Now with REX being fully operational into the Northeast, married with our increasing Marcellus production, we estimate that in 2010 almost half of Ultra’s natural gas will receive premium gas prices in the Northeast. Over the next few years, as Ultra’s production continues to increase in the Northeast, a larger and larger percentage of revenues will be derived from the premium priced markets. Higher price realizations coupled with a consistent low cost structure, translates into the company earning wider margins,” commented Watford. “An additional item of importance is the increase in spot prices year-over-year for Opal natural gas versus Henry Hub. Opal is approximately 50 percent higher today than it was a year ago as compared to Henry Hub which is up approximately 10 percent.”

Senior Notes Offering

On December 23, 2009, Ultra Petroleum’s wholly-owned subsidiary Ultra Resources, Inc. entered into an agreement with a group of thirteen institutional investors providing for the private placement of $500.0 million in Senior Unsecured Notes. The Notes are to be issued in a series of tranches as described in the table below.

Amount	Term	Coupon Rate
$ 116.0 million	7 year term due in 2017	4.98%
$ 207.0 million	10 year term due in 2020	5.50%
$ 87.0 million	12 year term due in 2022	5.60%
$ 90.0 million	15 year term due in 2025	5.85%

The Notes are expected to close in two tranches; $270.0 million that were issued on January 28, 2010, and $230.0 million that are scheduled to be issued on February 16, 2010. Net proceeds from the offering will be used to repay existing bank debt and for general corporate purposes, including funding of the company’s Pennsylvania Marcellus Shale acquisition.

Other Highlights During the Year

Ultra Petroleum was a recipient of the 2009 Oil, Gas, Geophysical, and Geothermal Development Environmental Best Management Practices (BMP) Award from the Bureau of Land Management (BLM) in July 2009. The award is significant to Ultra as the BLM recognizes natural gas and crude oil operators, along with their partners, who demonstrate leadership and creativity in reducing the impacts of developing natural gas and crude oil on public lands. Ultra planned and is implementing best management practices specifically designed to reduce the amount of nitrogen oxide (NOx) and volatile organic compounds (VOCs) stemming from everyday operations. The partnership between Ultra and the government exemplifies the ability of industry to collaborate in developing practices that reduce the impacts to the health and welfare of the human and wildlife environment while still allowing for the orderly development of natural gas and crude oil resources on Federal lands. The orderly development ensures a reliable American source of affordable energy for domestic consumption.

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2009 Results

Conference Call Webcast Scheduled for February 12, 2010

Ultra Petroleum’s fourth quarter and full-year 2009 conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) Friday, February 12, 2010. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through April 30, 2010.

Financial tables to follow.

Ultra Petroleum Corp.	Page 6 of 10
2009 Results

Ultra Petroleum Corp.
Consolidated Statements of Operations (unaudited)
All amounts expressed in US$000's

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2009	2008	2009	2008
Volumes
Oil liquids (Bbls)	1,320,072	1,121,525	329,344	304,254
Natural gas (Mcf)	172,189,447	138,563,717	45,656,098	38,823,824
MCFE - Total	180,109,879	145,292,867	47,632,162	40,649,348

Revenues
Oil sales	$65,739	$98,026	$21,727	$14,162
Natural gas sales	601,023	986,374	191,577	193,234
Total operating revenues	666,762	1,084,400	213,304	207,396

Expenses
Lease operating expenses	40,679	36,997	10,551	9,199
Production taxes	66,970	119,502	21,660	21,165
Gathering fees	45,155	37,744	11,402	10,123
Total lease operating costs	152,804	194,243	43,613	40,487

Transportation charges	58,011	46,310	15,187	13,209
Depletion and depreciation	201,826	184,795	49,824	54,113
Write-down of proved oil and gas properties	1,037,000	-	-	-
General and administrative	8,871	11,230	1,141	3,053
Stock compensation	10,901	5,816	3,278	956
Total operating expenses	1,469,413	442,394	113,043	111,818

Other (expense) income, net	(2,888)	833	37	49
Interest and debt expense	(37,167)	(21,276)	(10,229)	(6,278)
Realized gain (loss) on commodity derivatives	239,366	18,991	30,185	15,908
Unrealized (loss) gain on commodity derivatives	(92,849)	14,225	26,030	(1,540)
(Loss) income before income taxes	(696,189)	654,779	146,284	103,717

Income tax provision (benefit) - current	23,043	5,473	15,348	943
Income tax (benefit) provision - deferred	(268,179)	235,031	35,545	37,681

Net (loss) income	$(451,053)	$414,275	$95,391	$65,093

Impairment of proved oil and gas properties, net of tax	$673,013	$-	$-	$-
Unrealized loss (gain) on commodity derivatives, net of tax	60,259	(9,232)	(16,893)	999
Adjusted net income	$282,219	$405,043	$78,498	$66,092
Operating cash flows (1)	$637,557	$825,277	$172,221	$159,383

(1) (see non-GAAP reconciliation)

Weighted average shares – basic	151,367	152,075	151,456	150,537
Weighted average shares – diluted	151,367	156,531	154,433	153,868

Earnings per share
Net income - basic	$(2.98)	$2.72	$0.63	$0.43
Net income - fully diluted	$(2.98)	$2.65	$0.62	$0.42

Adjusted earnings per share
Adjusted net income - basic	$1.86	$2.66	$0.52	$0.44
Adjusted net income - fully diluted	$1.86	$2.59	$0.51	$0.43

Realized Prices
Oil liquids (Bbls)	$49.80	$87.40	$65.97	$46.55
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$4.88	$7.26	$4.86	$5.39
Natural gas (Mcf), excluding realized gain (loss) on
commodity derivatives	$3.49	$7.11	$4.20	$4.98

Costs Per MCFE
Lease operating expenses	$0.23	$0.25	$0.22	$0.23
Production taxes	$0.37	$0.82	$0.45	$0.52
Gathering fees	$0.25	$0.26	$0.24	$0.25
Transportation charges	$0.32	$0.32	$0.32	$0.32
Depletion and depreciation	$1.12	$1.27	$1.05	$1.33
General and administrative - total	$0.11	$0.12	$0.09	$0.10
Interest and debt expense	$0.21	$0.15	$0.21	$0.15

	$2.61	$3.19	$2.59	$2.91
Note: Amounts on a per MCFE basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (2)	31%	37%	32%	30%
Adjusted Operating Cash Flow Margin (3)	70%	75%	71%	71%

Ultra Petroleum Corp.	Page 7 of 10
2009 Results

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of December 31,	As of December 31,
	2009	2008

Cash and cash equivalents	$14,254	$14,157
Long-term debt
Bank indebtedness	260,000	270,000
Senior Notes	535,000	300,000
	$795,000	$570,000

Ultra Petroleum Corp.	Page 8 of 10
2009 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities
(unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.  These statements are unaudited and subject to adjustment.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$592,641	$840,803	$170,305	$132,617
Net changes in operating assets and liabilities and other non-cash items*	44,916	(15,526)	1,916	26,766
Cash flow from operations before changes in operating assets and liabilities	$637,557	$825,277	$172,221	$159,383

(1) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt.  The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.  Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
(2)  Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives
(3) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flows divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
* Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 152,068,210 shares outstanding on January 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming; the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company’s SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Ultra Petroleum Corp.	Page 9 of 10
2009 Results

“Completion of 2009 Audit.” It should be noted that the company’s independent accountants’ audit will not be completed, and the related audit opinion with respect to the year-end financial statements will not be dated, until the company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment. The company expects to report full audited financial results and file a Form 10-K with the SEC by March 1, 2010.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.	Page 10 of 10
2009 Results